Exhibit 10.1

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

APRIL 27, 2005

•	Annual Retainer Compensation Component:

•	Cash Payment of Annual Retainer:

•	$50,000 annual retainer for non-employee directors who are not Committee Chairs; $55,000 for non-employee directors who are the Chairs of the Compensation Committee and the Nominating and Corporate Governance Committee; $60,000 for the non-employee director who is the Chair of the Audit Committee. No separate fee will be paid for meeting attendance. Reasonable expenses will be reimbursed.

•	Each non-employee director will be entitled to receive the annual retainer as it is earned, or to defer the receipt of the annual retainer, if the director elects to receive it in cash, until separation from service on the Board.

•	Equity Payment of Annual Retainer:

•	Annually, non-employee directors will be permitted to elect to receive stock options for the purchase of FTI common stock in payment of the Non-Employee Director Annual Retainer, in lieu of cash. If this election is made, the director will receive, on each date that a quarterly cash payment otherwise would have been paid, a stock option that has an equivalent value as the quarterly retainer payment due, determined using the Black-Scholes valuation method as of the date of the award. Such stock options will be exercisable at the closing price of a share of common stock of FTI Consulting, Inc. (the “Company”) on the New York Stock Exchange (the “NYSE”) or such other principal securities exchange or market on which the common stock of the Company is traded on the date of the award. Any such option awards will vest annually over three years, on each anniversary of the date of grant, with vesting acceleration upon death, disability or attainment of age 70. The stock options will have a term of ten years. Upon termination of service on the Board, the unvested options will terminate but the vested options will remain exercisable for the balance of their term. Such stock options will be awarded pursuant to the Company’s 2004 Long-Term Incentive Plan, as amended (the “2004 Plan”), or any successor plan approved by stockholders of the Company.

•	Timing of Commencement of Payment of Annual Retainer Component and Frequency:

•	Non-employee directors will first become eligible to participate in the annual retainer arrangements as follows: (i) for each new non-employee director, the date that he or she is first elected or appointed to FTI’s Board as, or otherwise becomes, a non-employee director; and (ii) for incumbent non-employee directors, as of the date such director would have been eligible to receive his next option award under the prior non-employee director compensation arrangements (each an “Existing Option Maturity Date”).

•	The annual retainer is earned in quarterly increments over successive calendar-year periods. It will be paid in quarterly installments, in advance, on the first business day of each calendar quarter.

•	A pro-rata payment will be paid to any director who is first appointed, or otherwise first becomes, a non-employee director mid-quarter, with such amount to be paid on the date the individual becomes a non-employee director.

•	The full quarterly installment, rather than a pro-rated installment, will be paid to each incumbent non-employee director on the Existing Option Maturity Date, for the quarter in which his Existing Option Maturity Date falls; except that, directors who become eligible to participate in these arrangements during the second quarter of 2005 (the quarter during which these arrangements first go into effect) will receive a pro-rated quarterly payment of the annual retainer amount.

•	Equity-Based Compensation Component:

•	Timing of Commencement of Payment of Equity Component and Frequency:

•	Each incumbent director will become eligible to receive the equity compensation component on his Existing Option Maturity Date, and, thereafter, on each third anniversary of such date.

•	Each new non-employee director will become eligible to receive equity compensation on the date he or she is first appointed or elected to, or otherwise becomes a non-employee director of, the Board and, thereafter, on each third anniversary of such date.

•	Form and Amount of Equity:

•	Non-employee directors will become eligible to receive an award of stock options exercisable for 75,000 shares of common stock of FTI Consulting, Inc., or, at the election of the director, 37,500 shares of restricted stock or restricted stock units.

•	Stock options will be exercisable at the closing price of a share of common stock of FTI Consulting, Inc. on the NYSE or such other principal securities exchange or market on which the common stock of the Company is traded on the date of award and will vest annually over three years, on each anniversary of the date of grant, with vesting acceleration upon death, disability or attainment of age 70. Such stock options will have a term of ten years. Upon termination of service on the Board, the unvested options will terminate but the vested options will remain exercisable for the balance of their term.

•	Restricted stock and restricted stock units will have the same vesting provisions as the stock options described above. Restricted stock units will be credited with dividend equivalents in the form of additional stock units as and when dividends are paid on shares of FTI common stock and will be settled when the director’s service on the Board terminates.

•	Such stock options, restricted stock or restricted stock units will be awarded pursuant to the Company’s 2004 Plan, or any successor plan approved by stockholders of the Company.

•	Elections:

•	Elections by those incumbered directors who first become eligible to receive payments during 2005, must be made within 30 days of the date of adoption of the revised compensation arrangement.

•	Elections by other incumbent directors would be made by December 31st of the calendar year preceding the year during which their respective Existing Option Maturity Date occurs.

•	Elections will remain in effect from year to year unless changed by December 31st of the year preceding the year to which the change applies.

•	Once deferred, receipt of any deferred amount cannot be accelerated.

•	Deferred retainer payments will be recorded to a bookkeeping reserve account as fully vested stock units. Each stock unit on any date will have a value equal to the fair market value of one share of FTI common stock on that date. The number of units that will be credited to the director’s account upon deferral of a quarterly retainer installment payment will be the quotient determined by dividing the amount of the quarterly installment payment by the closing market price of a share of FTI common stock on the date the installment payment otherwise would have been paid. Dividend equivalents will be credited during the deferral period. Stock units will be settled as soon as practicable following the director’s separation from service on the Board, based on the fair market value of FTI common stock at the time of settlement.

•	Director Equity Ownership Guidelines

•	Non-employee directors should attain an investment level in equity securities of FTI having a cumulative value as of the Equity Ownership Compliance Date (as defined below) equal to at least $100,000, which is two times the amount of the base annual retainer. Each non-employee director should attain this investment level by the third anniversary of the date the first non-employee director equity compensation award is received by him or her (the “Equity Ownership Compliance Date”). Shares owned by the non-employee director and shares held in trust over which the non-employee director has or shares investment and/or voting power, are counted towards attaining the investment level. Option holdings, whether or not vested, do not count. However, restricted stock and restricted stock units, to the extent each are vested, will be counted towards such director’s equity ownership.